SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 11, 2013, by and among, HII Technologies, Inc., a Delaware corporation (“Buyer”) Aqua Handling of Texas, LLC, a Texas limited liability company (the “Company”), and Chris George and Branden Brewer, members of the Company (the “Members”).

W I T N E S S E T H:

WHEREAS, Company is engaged in the business of high volume water transfer services through mobile piping solutions with environmentally safe, no-leak systems designed to support hydraulic fracturing used in hydrocarbon reservoirs. (the “Business”); and

WHEREAS, Members own all of the issued and outstanding limited liability company interests of the Company (the “Interests”), with Chris George and Branden Brewer owning 49% and 51% of the Interests, respectively (such percentage being each Member’s “Pro Rata Portion”);

WHEREAS, the Buyer is willing to buy from the Members, and the Members are willing to sell to the Buyer, the Interests at Closing on the terms and conditions and in reliance on the representations and warranties and mutual covenants herein set forth;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

SECTION 1.1.  Definitions.  As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“Accounts Payable” shall mean all accounts payable of the Company relating to the Business for services rendered to or for the benefit of the Company in the ordinary course of business;

“Accounts Receivable” shall mean all accounts receivable and outstanding invoices of the Company relating to the Business;

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise;

“Agreement” shall have the meaning set forth in the preamble hereto;

“Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Business” shall have the meaning set forth in the recitals hereto;

“Business Contracts” shall have the meaning set forth in Section 3.20(a) hereof;

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close;

“Buyer” shall have the meaning set forth in the preamble hereto;

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2 hereof;

“Cash Purchase Price” shall have the meaning set forth in Section 2.2(a) hereof;

“Closing” shall have the meaning set forth in Section 2.5 hereof;

“Closing Cash Purchase Price” shall have the meaning set forth in Section 2.2(a) hereof;

“Closing Date” shall have the meaning set forth in Section 2.5 hereof;

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder;

“Company” shall have the meaning set forth in the preamble hereto;

“Company Representative” shall have the meaning set forth in Section 6.7 hereof;

“Confidential Information” shall mean the Records and other proprietary knowledge, data and information, intellectual property, trade secrets and confidential operations of the Business, in each case, in whatever format, other than any records, lists or other information that the Person in possession of such information can demonstrate (a) was otherwise publicly available (other than as a result of disclosure by the Company or a Company Representative in breach of this Agreement), (b) becomes known to such Person from a source other than Company or a Company Representative which source, to Company’s or such Company Representative’s knowledge, has no duty of confidentiality with respect to such information or (c) is independently developed by such Person other than Company or a Company Representative without reliance on or access to any Confidential Information;

“Contracts” shall mean any agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other legally binding commitment, instrument or arrangement (whether written or oral, express or implied);

“Employment Agreement” shall mean the employment agreement, in substantially the form attached hereto as Exhibit B, entered into between Buyer and Chris George;

“Employment and Labor Agreements” shall have the meaning set forth in Section 3.25(a) hereof;

“Environmental Laws” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

“Hazardous Materials” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and “source,” “special nuclear,” and “by-product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq.

“Indebtedness” means, as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) any Liability relating to any capitalized lease obligation, (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (d) all obligations under conditional sale or other title retention agreements relating to the property or assets of the Company, (e) all indebtedness of third parties secured by a Lien on property owned or acquired by the Company (f) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company, (g) all obligations for the deferred purchase price of assets, property or services owned by the Company and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any;

“Indemnification Claim Certificate” shall have the meaning set forth in Section 12.4(a) hereof;

“Indemnified Parties” shall have the meaning set forth in Section 12.3 hereof;

“Indemnifying Party” shall have the meaning set forth in Section 12.5 hereof;

“Intangible Assets” shall mean all intangible personal property rights of the Company relating to the Business and all goodwill of the Company as it relates to the Business;

“Intellectual Property” shall have the meaning set forth in Section 3.16(a) hereof;

“Interim Balance Sheet” shall have the meaning set forth in Section 3.7 hereof;

“Interim Financial Statements” shall have the meaning set forth in Section 3.7 hereof;

“Knowledge of the Company” shall mean the knowledge of the Company and the Members after due inquiry.

“Leased Property” shall have the meaning set forth in Section 3.14(b) hereof;

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Licenses and Permits” shall have the meaning set forth in Section 3.17 hereof;

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest) or transfer, or any other claim or charge similar in purpose or effect to any of the foregoing;

“Lien Release Letters” shall have the meaning set forth in Section 6.5 hereof;

“Losses” shall have the meaning set forth on Section 12.2 hereof;

“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of the Company or the Business taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: any adverse effect, action, condition, change or circumstance arising from (i) general changes in business or economic conditions (to the extent not having a disproportionate effect on the Company or Business), (ii) change in national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. (to the extent not having a disproportionate effect on the Company or Business), (iii) changes to the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (to the extent not having a disproportionate effect on the Company or Business), (iv) changes in GAAP, (v) changes in any Laws (to the extent not having a disproportionate effect on the Company or Business), or (vi) the public announcement of this Agreement.

“Member Indemnified Parties” shall have the meaning set forth in Section 12.3 hereof;

“Members” shall mean Chris George and Branden Brewer;

“Organizational Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (d) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (e) any amendment or supplement to any of the foregoing;

“Outside Date” shall have the meaning set forth in Section 11.1(e) hereof;

“Permitted Liens” means (a) Liens for water, sewage and similar charges and Taxes and assessments not yet due and payable, (b) mechanics’, workers’, and other similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent, (c) easements and rights of way for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property, and servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar matters of record, (d)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations, and (e) deposits made in connection with utility services and deposits required under any lease specifically permitted by this Agreement..

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Authority;

“Real Property Leases” shall have the meaning set forth in Section 3.14(b) hereof;

“Records” means all files and records of the Company primarily relating to the Business (whether such materials are evidenced in writing, electronically or otherwise), including the following: (a) all lists, records and other information pertaining to accounts, personnel and referral sources, (b) all lists, records and other information pertaining to clients and customers, (c) all books, ledgers, files, business records, legal files and legal records of every kind and (d) all advertising, marketing and promotional materials, studies, reports and all other printed or written materials;

“Restricted Period” shall have the meaning set forth in Section 6.4(a) hereof;

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 2.2(c) hereof.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, branch or other form of business entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization or other entity;

“Tax Authority” means any revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, or other authority, body or person whatsoever competent to impose any liability to Tax, whether of the United States, the United Kingdom or elsewhere;

“Tax Return” shall mean any report, return, computation, information return, filing, claim for refund, election, surrender, disclaimer, notices, consents or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Tax Authority in connection with Taxes;

“Taxable Period” shall mean any period of assessment for any Tax purpose;

“Taxes” or “Tax” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, value-added taxes, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, social security, employment, unemployment, disability, workers’ compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, abandoned or unclaimed property (or other property subject to escheatment laws of any jurisdiction), estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not;

“Third-Party Claims” shall have the meaning set forth in Section 12.4(d)(i) hereof;

 “Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto, the Employment Agreement, the Subordination Agreements, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

“Transfer Taxes” shall have the meaning set forth in Section 8.1 hereof.

SECTION 1.2.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The terms “Dollars” and “$” shall mean United States Dollars.

ARTICLE 2.
PURCHASE AND SALE OF THE INTERESTS

SECTION 2.1.  Purchase and Sale of the Interests.  Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, on the Closing Date and effective as of the Closing each Member shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Member, such Member’s Interests, free and clear of all Liens, in exchange for the Purchase Price (as defined below).

SECTION 2.2.  Purchase Price.  The purchase price for the Interests shall be payable as follows:

(a)

$300,000 in cash (the “Cash Purchase Price”), to be paid in immediately available funds by wire transfer at the Closing to the Members (to each, per their respective Pro Rata Portion), to the accounts specified in writing by Members at least two (2) Business Days prior to the Closing Date.

(b)

To each Member per their respective Pro Rata Portion of a subordinated secured promissory note, in the form attached hereto as Exhibit A, such promissory notes (each, a “Note” and collectively, the “Notes”) having a aggregate value of $500,000 (the “Note Purchase Price”).  Each of the Members will be required to execute a subordination agreement in favor of Rosenthal & Rosenthal, Inc., the Buyer’s accounts receivable facility lender (“Rosenthal”) in the form attached hereto as Exhibit C (the “Subordination Agreements”).

(c)

 To each Member a Pro Rata Portion of shares of Buyer’s common stock, $0.001 par value per share (“Buyer Common Stock”) having an aggregate value of Five Hundred Thousand Dollars ($500,000), such number of shares (the “Shares”) to be determined by taking the average of the closing prices of the Buyer Common Stock on the Over the Counter Bulletin Board (the “Average Price”) during the thirty (30) trading days immediately preceding the earlier of (i) the filing of a current report on Form 8-K with the Securities and Exchange Commission announcing the execution of this Agreement (the “Announcing 8-K”) or (ii) Closing Date and dividing such Average Price into $500,000 (the “Equity Purchase Price”, together with the Cash Purchase Price and the Note Purchase Price, the “Purchase Price”).

SECTION 2.3.  Instruments of Transfer.

(a)

Interests.  Each Member shall deliver to the Buyer, an Assignment of Interests Agreement, in form and substance satisfactory to the Buyer, for purposes of assigning and transferring all of their right, title and interest in and to the Interests.  From time to time after the Closing Date, and without further consideration, the Members will execute and deliver such other instruments of transfer and take such other actions as the Buyer may reasonably request in order to facilitate the transfer to the Buyer of the securities intended to be transferred hereunder.

(b)

The Shares.  The Buyer shall deliver to the Members on the Closing Date original certificates evidencing such Member’s Pro Rata Portion of the Shares.

SECTION 2.4.  Working Capital Adjustment.  The determination of the Company’s Working Capital (as defined below) on the date of Closing, and any additional cash payments due Members, if any, shall be accomplished at and after the Closing in the following manner:

(a)

As of or prior to the Closing, the Members and the Company shall use their best commercially reasonable efforts to mutually agree upon and prepare a balance sheet as of the Closing Date (as hereinafter defined) in accordance with GAAP, including a calculation of the Working Capital as of the Closing Date (the “Closing Balance Sheet”).

(b)

For purposes of this Agreement, “Working Capital” means the amount by which, the Company’s cash, accounts receivable, deposits and pre-paid assets and other current assets exceeds the Company’s  current liabilities on the Adjusted Closing Balance Sheet (as defined below). Upon final determination of the Adjusted Closing Balance Sheet and Working Capital as set forth in subsections (c) and (d) below, the parties agree that (i) the Members shall be entitled to receive a cash payment equal to their Pro Rata Portion of Working Capital and (ii) each Member’s Note shall be offset by their Pro Rata Portion of any negative Working Capital.

(c)

The Members shall promptly prepare the post-Closing Balance Sheet as of the Closing Date within thirty (30) days of the date of Closing and shall deliver copies thereof to the Buyer (the “Adjusted Closing Balance Sheet”).  The Members shall prepare a computation of the Working Capital based on the Adjusted Closing Balance Sheet and shall submit such computation to Buyer in writing at the same time that copies of the Adjusted Closing Balance Sheet are delivered.

(d)

The Buyer shall have thirty (30) days after receipt of the Adjusted Closing Balance Sheet and the Working Capital (the “Review Period”) to review and verify the Adjusted Closing Balance Sheet and the Company’s Working Capital.  If no party objects in writing to the Adjusted Closing Balance Sheet and the Working Capital within the Review Period, then the Adjusted Closing Balance Sheet and the Working Capital shall be final and binding on all parties, and the Remaining Cash Purchase Price shall be payable in accordance with Section 2.2(a).  If any party does so object within the Review Period then the parties shall meet within ten (10) days of the receipt of the written objection to attempt to resolve any such objection.  If the parties agree in writing on a final Adjusted Closing Balance Sheet and the Working Capital within ten (10) days after the expiration of the Review Period, then the provisions of Section 2.2(a) shall apply.  If the parties cannot agree upon a final Adjusted Closing Balance Sheet and the Working Capital within ten (10) days after the Review Period, then a nationally recognized independent accounting firm (which accounting firm has not, within the prior twenty-four (24) months, provided services to Buyer, the Company, the Members or any of their respective Affiliates) as is mutually agreed on by Buyer and the Members shall be instructed to deliver a determination of the matters (but only such matters) in dispute regarding the calculation of the Working Capital, in accordance with the guidelines and procedures set forth in this Agreement.  If Buyer and the Members are unable to agree upon an independent accounting firm within thirty (30) days following such meeting, an independent accounting firm selected by Buyer (which accounting firm has not, within the prior twenty-four (24) months, provided services to Buyer or any of its Affiliates) and an independent accounting firm selected by the Members (which accounting firm has not, within the prior twenty-four (24) months, provided services to Company, the Members or any of their Affiliates) shall select an independent accounting firm that has not, within the prior twenty-four (24) months, provided services to Buyer, Company, the Members or any of their respective Affiliates.  Such independent accounting firm mutually agreed upon by Buyer and the Members or selected by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Firm.”  The parties shall cause the Firm to be selected within twenty (20) days after the Review Period. Buyer and the Members shall cooperate with the Firm during the term of its engagement.  The Firm’s determination of the Working Capital shall be based solely on written presentations submitted by Buyer and the Members which are in accordance with the procedures and guidelines (including the definition of Working Capital) set forth in this Agreement (i.e., not on the basis of independent review).  The Firm shall consider only the amounts which remain in dispute and the Firm may not assign a value to any such disputed item greater than the greatest value assigned by Buyer, on the one hand, or the Members, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Members, on the other hand.  The Firm shall notify in writing Buyer and the Members of its resolution of each matter in dispute and its calculation of the Working Capital, which shall be final and binding on the parties and which the Firm shall be instructed to deliver not more than twenty (20) days following submission of such disputed matters.  The non-prevailing party in such dispute shall be determined by the Firm and shall be the party whose calculation of the Working Capital in dispute was furthest from the Firm’s calculation of the Working Capital.  Buyer and the Members shall each bear and pay 50% of the fees and expenses of the Firm in connection with the dispute resolution process set forth in this Section 2.4(d); provided, however, that if the difference between the non-prevailing party’s calculation of Working Capital and the Firm’s calculation of Working Capital is greater than 10%, then the non-prevailing party shall be responsible for reimbursing the prevailing party for all of its reasonable out-of-pocket costs and expenses incurred in connection with the resolution of the dispute, including all reasonable attorneys’ fees, and shall also be responsible for paying all of the fees and expenses of the Firm in connection with the dispute resolution process.

SECTION 2.5.  Closing Date.

  Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of the Buyer at 710 N. Post Oak Road, Suite 400, Houston, Texas as promptly as practicable (and in any event within two (2) Business Days) after the date of the satisfaction or written waiver of the last of the conditions to Closing set forth in Articles 9 and 10 (other than those conditions which, by their nature, are to be satisfied on or after the Closing Date), or at such other location and on such other date as may be mutually agreed to by the parties hereto.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

Each of the Company and the Members hereby jointly and severally represent and warrant to Buyer as follows:

SECTION 3.1.  Corporate Organization.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, and has all requisite limited liability company power and authority to own its properties and assets and to conduct its businesses as now conducted.  Copies of the Organizational Documents of the Company, with all amendments thereto to the date hereof, have been made available to Buyer or its representatives, and such copies are accurate and complete as of the date hereof.  As of the date hereof, Company does not have any Subsidiaries nor owns, or otherwise has the right to acquire, directly or indirectly, an equity interest or investment in any Person.

SECTION 3.2.  Qualification to Do Business.  Schedule 3.2 sets forth all jurisdictions in which the Company is qualified to do business.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such qualification would not have a Material Adverse Effect.

SECTION 3.3.  Capitalization of the Company.  The authorized capital of the Company consists of the Interests.  All of the Interests are duly authorized, validly issued, fully paid and nonassessable, and are held of record by the Members.  There are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Company and no Member is a party to any proxy, voting trust or other agreement with respect to the voting of the Interests.

SECTION 3.4.  Authorization and Validity of Agreement.  The Company has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents and the performance of each of the Company’s obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action by the Members, and no other limited liability company proceedings on the part of the Company is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by the Company and, assuming due execution by each other party hereto, constitutes its valid and binding obligations, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 3.5.  No Conflict or Violation.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents does not and will not (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) violate any provision of law, or any order, judgment or decree of any court or other Authority, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which the Company is a party or by which the Company is bound or to which any of its properties or assets are subject, (d) result in the creation or imposition of any Lien upon any of the Company’s assets or (e) result in the cancellation, modification, revocation or suspension of any of the Licenses or Permits.

SECTION 3.6.  Consents and Approvals.  Schedule 3.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any Authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such Authority, that is required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, or the performance by the Company of its obligations hereunder or thereunder.

SECTION 3.7.  Financial Statements.

(a)

True and complete copies of the unaudited balance sheet of the Company as of September 30, 2013 (the “Interim Balance Sheet”), and the related statement of income (collectively referred to herein as the “Interim Financial Statements”) have been delivered to Buyer by the Company. The Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the consolidated financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby in all material respects and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied

(b)

The Company is currently having an accounting firm authorized to practice before the Commission conduct an audit of the balance sheet of the Company  as of September 30, 2013, and the related statements of operations, shareholders’ equity and cash flows for the period from inception through September 30, 2013 (the “Company Audited Financial Statements”).  The Company Audited Financial Statements will be true and accurate, in accordance with the books and records of Company.  Except as disclosed therein, the Company Audited Financial Statements (i) will be in accordance with the books and records of the Company and will be prepared in conformity with GAAP consistently applied for all periods, and (ii) will fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of operations, and changes in shareholders’ equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

SECTION 3.8.  Absence of Certain Changes or Events.

(a)

Except as set forth in Schedule 3.8(a), since September 30, 2013, there has not been:

(i)

a Material Adverse Effect;

(ii)

any material loss, damage, destruction or other casualty to the assets of the Company (whether or not insurance awards have been received or guaranteed); or

(iii)

any change in any method of accounting or accounting practice of the Company.

(b)

Since September 30, 2013, Company has operated the Business in the ordinary course of business consistent with past practice and, except as set forth in Schedule 3.8(b) hereto, have not:

(i)

incurred any material obligation or material Liability relating to the operations of the Business or the Company’s assets;

(ii)

mortgaged, pledged or subjected to any Lien any of the Company’s assets;

(iii)

sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

(iv)

transferred, abandoned, licensed or disposed of any of the material Intellectual Property;

(v)

defaulted on any material obligation relating to the operations of the Business;

(vi)

failed to timely pay and otherwise satisfy all material obligations of the Company;

(vii)

granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice not exceeding 5%, or entered into any employment or severance agreement or arrangement with any of them; or

(viii)

entered into any agreement or made any commitment to do any of the foregoing.

SECTION 3.9.  Tax Matters.

(a)

All U.S. federal and material state, local and foreign Tax Returns required to be filed prior to the Closing Date by or on behalf of the Company relating to the Business have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes payable by or on behalf of the Company have been fully and timely paid.

(b)

All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns related to Company or the Business have been fully paid, and there are no audits or examinations by any Authority in progress, nor has Company received any notice from any Authority that it intends to conduct such an audit or examination related to Company or the Business.

(c)

The Company (in relation to the Business) has complied in all respects with all applicable laws relating to the payment, withholding  and charging of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable law.

(d)

There are no Liens for Taxes related to the Company other than with respect to Taxes not yet due and payable.

SECTION 3.10.  Absence of Liabilities.  Except as set forth on Schedule 3.10, no Company has any Indebtedness or Liability which is not shown or provided for on the Interim Balance Sheet, other than Liabilities that have been incurred or accrued in the ordinary course of business consistent with past practice and which are not material in the aggregate.

SECTION 3.11.  Receivables; Customers.

(a)

The Company has made available to Buyer a list of all Accounts Receivable as of September 30, 2013, together with an aging schedule indicating a range of days elapsed since invoice.

(b)

All of the Accounts Receivable arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Interim Balance Sheet or, for receivables arising subsequent to September 30, 2013, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied) and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. No person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Accounts Receivable.

SECTION 3.12.  Accounts Payable.  Schedule 3.12 (i) provides an accurate and complete breakdown and aging of the Accounts Payable as of September 30, 2013 and (ii) provides an accurate and complete breakdown of the Company’s long term debt as of the date of this Agreement.

SECTION 3.13.  Bank Accounts.  Schedule 3.13 accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a)

the name and location of the institution at which such account is maintained;

(b)

the name in which such account is maintained and the account number of such account;

(c)

a description of such account and the purpose for which such account is used;

(d)

the balance in such account as of September 30, 2013; and

(e)

the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

SECTION 3.14.  Real Property.

(a)

Owned Real Property.  The Company does not own a fee or other ownership interest in any real property.

(b)

Lease Obligations.  Schedule 3.14(b) contains a true and complete description, including the correct name, address and telephone number of the respective landlords or tenants of all leases, licenses, permits, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to (i) all real property leased by the Company or Member (whether as a lessor or lessee and including those in the names of nominees or other entities) and used or occupied in connection with the Business (the “Leased Property”), and (ii) all real property leased or subleased by the Company or Member, as lessor or sublessor, to third parties) in connection with the Business.  Except as identified on Schedule 3.14(b), true, complete and accurate copies of the Real Property Leases have been delivered to Buyer, and each of such Real Property Leases is in full force and effect without modification or amendment from the form delivered and are valid, binding and enforceable in accordance with their respective terms.  Except as identified on Schedule 3.14(b), the transfer of the Real Property Leases to Buyer does not require the consent or approval of the other party to the Real Property Lease.  To the Knowledge of the Company, none of the other parties to the Real Property Leases is in breach, and no material amount due under the Real Property Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Real Property Leases, and no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder.  To the Company’s Knowledge, the lessor under each Real Property Lease has completed all tenant improvement work and other alterations required to be performed by the lessor pursuant to such Real Property Lease.  Except as otherwise set forth in Schedule 3.14(b), no Real Property Lease or sublease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such Real Property Lease or sublease or otherwise give the landlord a right to terminate such lease or sublease.

SECTION 3.15.  Title to Assets.   The Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any Liens, other than Permitted Liens.  Schedule 3.15 identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company. Each asset identified in Schedule 3.15 (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in material compliance, with all applicable legal requirements; and (iii) is adequate in all respects for the uses to which it is being put.

SECTION 3.16.  Intellectual Property.

(a)

“Intellectual Property” shall mean all of the following that are owned or licensed by the Company and used in the operations of the Business:  (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet websites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(b)

Company owns all right, title and interest in, or has a license to use. the Intellectual Property.  Schedule 3.16(b) sets forth a complete list of all applications, patents and registrations for Intellectual Property in Company’s name in all jurisdictions.

(c)

Schedule 3.16(c) sets forth a list of each agreement, contract or license under which the Company or Member is or has been obligated to pay fees or royalties to any Person in connection with the use of any Intellectual Property in connection with the Business, other than off-the-shelf, shrink wrap or similar software.

(d)

To the Knowledge of the Company, (i) other than off-the-shelf, shrink wrap and similar software, none of the Intellectual Property has been used, divulged, disclosed or appropriated to the material detriment of the Company for the benefit of any Person other than Company; and (ii) no employee, independent contractor, consultant or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company.

SECTION 3.17.  Licenses and Permits.  Schedule 3.17 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to Company, and, with respect to the Business, to any of the Members, shareholders, officers and employees of the Company, by any Authority or any rules or regulations promulgated thereunder with respect to the Business and all pending applications therefor (the “Licenses and Permits”).  Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.  The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted, and, to the Knowledge of the Company, none of the operations of the Company is being conducted in a manner that violates any material term or material condition under which any Licenses and Permits was granted.  Except as set forth on Schedule 3.17, there are no past, pending or, to the Knowledge of the Company, threatened disciplinary or other hearings, investigations or sanctions against the Company or any Company Representative with respect to any Licenses and Permits.

SECTION 3.18.  Compliance with Law.  The Company and the Members has conducted the operations of the Business in accordance with all applicable laws, regulations, orders and other requirements of all courts and other Authorities having jurisdiction over Company, any Member and its assets, properties and operations, except where such conduct or failure to so conduct would not reasonably be expected to have a Material Adverse Effect.  Neither Company nor any Member has received notice of any violation of any such law, regulation, order or other legal requirement, and neither Company nor any Member is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or other Authority applicable to the Business or any of its assets, properties or operations.  Company has no Knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or the other Transaction Documents or all or a material part of the Business.  Schedule 3.18 sets forth a true and correct list of any known past violations, and notices thereof, of any laws, regulations, orders or other requirements of any court or other Authority having jurisdiction over Company, Member or its assets, properties and operations, received by the Company or any of the Members directly relating to the Business.

SECTION 3.19.  Litigation.  There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of the Company, threatened, before any federal, state or local court or other Authority, or before any arbitrator of any nature, brought by or against Company or any Member or any of their respective officers, directors, employees, agents or Affiliates directly involving, affecting or relating to the Business, the Company or the transactions contemplated by this Agreement or the other Transaction Documents, nor is any reasonable basis known to Company or any of its directors or officers for any such action, suit, proceeding or investigation, except where such claims, actions, proceedings, disputes or investigations would not reasonably be expected to have a Material Adverse Effect.  Neither the Business nor the Company is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or Authority or arbitrator, domestic or foreign, that materially affects or might materially affect the Business, or that would or might reasonably be expected to interfere with the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 3.20.  Business Contracts.

(a)

Schedule 3.20(a) sets forth a complete and correct list and, if such Contract is not in writing, a description of any material terms thereof, of the following Contracts to which the Company or any Member is a party and that directly relates to Company, the Business, or by which any of the Company’s assets are subject or bound (collectively, and together with the Real Property Leases, the “Business Contracts”):

(i)

any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;

(ii)

any employment, severance, consulting, change of control or similar agreement to which any employee, consultant, agent or independent contractor of the Company or any Member is a party or is otherwise bound or entitled to the benefits thereunder;

(iii)

any Contract for the sale or purchase of any material assets, material property or material rights, in each case relating to Company, any Member or the Business, with respect to which the Company or such Member made or received payments in excess of $5,000 in the aggregate during the twelve (12) month period ending as of the date hereof;

(iv)

any document granting any power of attorney with respect to the affairs of the Company or any Member as it relates to Company or the Business;

(v)

any Contract expressly limiting or restraining Company or any Member with respect to the Business from engaging or competing in any lines of business or with any Person;

(vi)

any software, maintenance, licensing, escrow, supply, manufacturing or similar agreement relating to Company or the Business with respect to which the Company or Member made or received payments in excess of $5,000 during the twelve (12) month period ending as of the date hereof;

(vii)

any partnership or joint venture agreement relating to Company, Member or the Business;

(viii)

any Contract with any Person pursuant to which the Company or Member is a party with respect to which the Company or such Member made or received payments in excess of $5,000 during the twelve (12) month period ending as of the date hereof;

(ix)

any Contract with any Person relating to the Business pursuant to which the Company or any Member has agreed to pay such Person any royalty fees or similar payments or compensation, whether or not contingent;

(x)

any material maintenance, license or other Contract pertaining to the Intellectual Property;

(xi)

any Contract with any Person pursuant to which the Company or any Member has acquired or agreed to acquire any Person (whether by merger, stock purchase, consolidation or otherwise) or all or substantially all of the assets of such Person or any business line or division of such Person; and

(xii)

without duplication of the foregoing, any other Contract which is material to the Business.

(b)

Each Business Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  Company and Members, as the case may be, have performed, in all material respects, all obligations required to be performed by it to date thereunder, and neither Company nor any Member, as the case may be, is in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Business Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  To the Knowledge of the Company, no other party to any Business Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  Company has delivered to Buyer or its representatives true and complete originals or copies of all the Business Contracts.

(c)

Schedule 3.20(c) sets forth a complete and correct list of all clients of the Company and its Affiliates and any Business Contracts such client is party to, including without limitation any representation agreements, and marketing agreements.

(d)

Except as set forth on Schedule 3.20(d), since September 30, 2013, no clients of the Company or its Affiliates have (i) terminated their Contracts with Company or its Affiliates or otherwise materially altered the terms of their relationship with Company and its Affiliates or (ii) provided notice to Company or its Affiliates of its intention to, or to the Knowledge of the Company, threatened to, terminate such Contracts or otherwise materially alter the terms of such relationship.  For purposes of this Section 3.20(d), a termination shall include a client’s retirement.

SECTION 3.21.  Transactions with Directors, Officers and Affiliates.  Except as set forth on Schedule 3.21, (a) there have been no transactions between the Company and any of its directors, officers, employees, Members or other Affiliates, (b) none of the officers, Members, directors or employees of the Company, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a client, customer or agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Business.  No Member or other Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Business in the ordinary course of its business.

SECTION 3.22.  Environmental Matters. The Company is and has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Real Property Leases occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities or otherwise in compliance in all material respects with Environmental laws. There are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Real Property Leases, and to the Knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law and (b) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Real Property Leases.

SECTION 3.23.   Sale of Products; Performance of Services. Schedule 3.23 lists all Contracts pursuant to which the Company has made a warranty or guaranty (the “Warranty Contracts”). Except for the Warranty Contracts, the Company has not made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. Except as set forth on Schedule 3.23, no customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that reasonably likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a reasonable basis for the assertion of any such claim.

SECTION 3.24.  Insurance.

(a)

Schedule 3.24(a) accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the indirect benefit of, the Company: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy ; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. The Company has delivered to Buyer accurate and complete copies of all of the insurance policies identified in Schedule 3.24(a) (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

(b)

Each of the policies identified in Schedule 3.24(a) is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Company’s Contracts in all material respects.

(c)

There is no pending claim under or based upon any of the policies identified in Schedule 3.24(a), and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that reasonably likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a reasonable basis for any such claim.

SECTION 3.25.  Employees; Labor Matters.

(a)

Schedule 3.25 sets forth a list of all of the current officers, employees, consultants and independent contractors of the Business, including a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation currently paid or payable for each officer, employee, consultant and independent contractor of the Business.  Except as set forth on Schedule 3.25, no officer, employee, consultant and independent contractors of the Business has (i) terminated their employment or engagement with Company, or (ii) provided notice to Company or its Affiliates of its intention to, or to the Knowledge of the Company, threatened to, terminate such employment or engagement.  None of the employees, officers, Members, managers, directors, shareholders of the Company has been subject to any sanction, fine, censure or other disciplinary action by any Authority involving the Company or the Business.

(b)

Except as set forth in Schedule 3.25: (i) neither Company nor any Member is a party to any outstanding employment or consulting agreements or change in control or other contracts with officers or employees of the Business that are not terminable at will without payment of compensation beyond what is owed for services performed through the date of termination, or that require the payment of any bonus or commission; (ii) neither Company nor any Member is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); and (iii) neither Company nor any Member is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor, within the last three (3) years have there been any organizational activities with respect to the employees of the Business not covered by a collective bargaining agreement, nor does Company or any Member know of any pending or threatened activities or proceedings of any labor union to organize any such employees.  Company has furnished to Buyer complete and correct copies of all such agreements and all agreements set forth on Schedule 3.25 (the “Employment and Labor Agreements”).  Neither Company nor any Member has breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement in any material respect, and there are no grievances outstanding thereunder.

(c)

Except as set forth in Schedule 3.25: (i) Company and each Member is and has been in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment and has performed all material obligations and duties they are required to perform (and settled all material outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”) or, to the Knowledge of the Company, threatened, against Company or any Member brought by or on behalf of the Company’s or any Member’s current or former employees or any current or former collective bargaining unit representing any current or former employees of the Company or any Member; (iii) there is no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of the Company, threatened against or affecting Company or Members, and neither Company nor any Member has experienced any strike, slow down or work stoppage, lockout or other collective labor action; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company, any Member or the Transferred Employees; (v) there are no charges with respect to or relating to Company or any Member pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) neither Company nor any Member has received any notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company or such Member and no such investigation is in progress.

SECTION 3.26.  Accuracy of Information.  None of the Company’s representations, warranties or statements contained in the Transaction Documents, or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

SECTION 3.27.   Indebtedness.  Schedule 3.27 sets forth (in reasonable detail, including amounts) the Indebtedness of the Company as of the date hereof.  Immediately prior to and as of the Closing, Company will not have any outstanding Indebtedness or be responsible for or a guarantor of any Indebtedness of any other Person.

SECTION 3.28.  Business.  The Business is not currently conducted by any Affiliate of the Company (other than the Members on behalf of the Company).

SECTION 3.29.   Brokers.  Neither Company nor any Member is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein or pursuant to any other

Transaction Document that will be the obligation of Buyer, and neither Company nor any Member is a party to any agreement which would reasonably be expected to give rise to a valid claim against Buyer for any such fee, commission or similar payment.

ARTICLE 4.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member hereby jointly and severally represents and warrants to Buyer as follows:

SECTION 4.1.  Title to Interests.  Each Member owns the Interests (which in the aggregate represent all of the issued and outstanding Interests) free and clear of any Liens (other than restrictions imposed by applicable securities laws), and has the authority to dispose of such Interests pursuant to this Agreement.

SECTION 4.2.  Authorization and Validity of Agreement.  Such Person has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to carry out its respective obligations hereunder and thereunder.  This Agreement has been duly executed by each such Person and, assuming due execution by Buyer and the Company, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 4.3.  No Conflict or Violation.  The execution, delivery and performance by such Person of this Agreement and the other Transaction Documents does not and will not (a) violate any provision of law, or any order, judgment or decree of any court or other Authority, or (b) subject to obtaining the consents and approvals set forth on Schedule 3.6, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which such Person is a party or by which such Person is bound or to which any of such Person’s properties or assets are subject.

SECTION 4.4.  Investment Experience.   Each Member represents that it is experienced in evaluating and investing in private placement transactions or securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of such investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Securities. Company and each Member also represents that it has not been organized for the purpose of acquiring the Securities.

SECTION 4.5.  Receipt of Information.   Each Member has received all the information such party considers necessary or appropriate for deciding whether to purchase (or receive their respective portion of) the Securities. Each Member represents that it has had an opportunity to ask questions and receive answers from the lawyer regarding the sale of the Securities and the business, properties, prospects, and financial condition of Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Members or to which the Members has had access. The foregoing, however, does not limit or modify in any way the representations and warranties of the Buyer contained in this Agreement, or any of the rights of the Members, as applicable, provided for under this Agreement or any other rights it may have under applicable law.

SECTION 4.6.  Accredited Investor.   Each Member is an “Accredited Investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

SECTION 4.7.  Restricted Securities.

(a)

Each Member have been advised that none of the Securities have been registered under the Securities Act or any other applicable securities laws and that the Securities are being offered and sold pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D thereunder, and that Buyer’s reliance upon Section 4(2) and/or Rule 506 of Regulation D is predicated in part on the representations of the Company and Members contained herein. Each of the Members acknowledge that the Securities will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act.  None of the Securities may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Company’s counsel, an applicable exemption from registration is available.

(b)

The Members represent that they acquiring the Securities for their own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

(c)

The Members understand and acknowledge that the Securities, when issued, will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

(d)

Each Member acknowledges that an investment in the Securities is not liquid and is transferable only under limited conditions.  Each Member acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Member is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of any of the Securities.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Members as follows:

SECTION 5.1.  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its respective properties and assets and to conduct its respective businesses as now conducted.  Copies of the Organizational Documents Buyer, with all amendments thereto to the date hereof, have been furnished to Company and the Members, and such copies are accurate and complete as of the date hereof.

SECTION 5.2.  Authorization and Validity of Agreement.  Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to carry out its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Buyer and, assuming due execution by the Members and the Company, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 5.3.  No Conflict or Violation.  Except as set forth in Schedule 5.3, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents does not and will not (a) violate or conflict with any provision of the Organizational Documents Buyer, (b) violate any provision of law, or any order, judgment or decree of any court or other Authority, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties or assets are subject.

SECTION 5.4.  Capitalization.  Buyer is authorized to issue (i) 250,000,000 shares of Buyer Common Stock of which, as of the date of this Agreement, 46,907,68 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which, as of the date of this Agreement, no shares were issued and outstanding.  All outstanding shares of Buyer Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable, and free of any preemptive rights.

SECTION 5.5.  SEC Reports.  Buyer has delivered or made available to the Company and the Members true and complete copies (excluding copies of exhibits) of each report, statement, registration statement, and definitive proxy statement filed by the Company with the United States Securities and Exchange Commission (“SEC”) since January 1, 2013 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC

Reports”).  The information in the SEC Reports was, to the Buyer’s knowledge, true and correct in all material respects at the time the SEC Reports were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the SEC Reports were filed.

SECTION 5.6.  Consents and Approvals.  Except as set forth on Schedule 5.6 or as may be required to transfer any Licenses and Permits, no consent, waiver, authorization or approval of, nor any report or filing with, any Authority or of any other Person is required with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the performance by Buyer of its obligations hereunder or thereunder, except where the failure to obtain any such consent, waiver, authorization or approval would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on or otherwise impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 5.7.  Litigation.  There are no claims, actions, suits, proceedings, pending or, to the knowledge of Buyer, threatened against Buyer before any federal, state or local court or other Authority, or before any arbitrator of any nature, that questions the validity of this Agreement, any action taken or to be taken by Buyer in connection herewith or otherwise involving, affecting or relating to the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 5.8.  Authorization for Issuance of the Securities.  The Securities  to be issued and sold to the Members have been duly authorized and when issued and delivered at Closing, will be validly issued, fully paid and non-assessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable federal and state securities laws, and will be free of all other liens and adverse claims.

SECTION 5.9.  No Default.   There is no default under that certain Financing Agreement dated June 26, 2013 by and among Apache Energy Services, LLC, KMHVC, Inc. and Rosenthal & Rosenthal, Inc..

SECTION 5.10. Securities Law Compliance.  Assuming the accuracy of the representations and warranties of the Company and the Members set forth in Articles 3 and 4 of this Agreement, the offer, issue, sale and delivery of the Securities will constitute an exempted transaction under the Securities Act, and registration of the Securities Act under the Securities Act is not required.

SECTION 5.11. Brokers.  Buyer is not a party to any agreement which would reasonably be expected to give rise to a valid claim against Company or any Member for any such fee, commission or similar payment.

SECTION 5.12. Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Buyer to the Company or the Stockholder in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or  will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 6.
COVENANTS OF THE COMPANY AND THE MEMBERS

SECTION 6.1.  Conduct of Business Before the Closing Date.

(a)

From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article 11, the Company and the Members shall conduct the Business in the ordinary course in substantially the same manner in which it has been conducted prior to the date hereof, including by complying substantially with presently scheduled plans for the Business, use reasonable efforts to maintaining relationships with clients, customers, vendors and others involved in the Business, maintaining customary accounting practices and using their reasonable efforts to diligently pursue any collection claims and timely collect receivables and any other amounts due to Company.

(b)

Without limiting the generality of Section 6.1(a), without the prior written consent of Buyer, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article 11, the Company and the Members shall not:

(i)

amend the Organizational Documents of the Company;

(ii)

make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business;

(iii)

make any sale, assignment, transfer, abandonment or other conveyance of the assets of the Company or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto;

(iv)

acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business;

(v)

issue any equity securities, options, warrants, rights or convertible securities;

(vi)

make or commit to make any capital expenditure in excess of $5,000;

(vii)

subject any of the Company’s assets, or any part thereof, to any Lien, other than Permitted Liens, or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect or interfere materially with the use, operation, enjoyment or marketability of any of the Company’s assets;

(viii)

pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their respective Affiliates;

(ix)

waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to Company or any material claims held by the Company;

(x)

(A) acquire or dispose of or exclusively license any assets which are material, individually or in the aggregate, to the Business or (B) cause Company to (I) enter into any new line of business or (II) incur any Indebtedness or guarantee the obligations or other Liabilities of any other Person;

(xi)

(1) enter into any Contract which, if entered into prior to the date hereof, would have been a Business Contract hereunder and imposes any material obligations on Company or (2) amend in any material respect or terminate any Business Contract; provided, however, that the foregoing shall not apply to any Contract (A) entered into in the ordinary course of business to the extent such Contract would not obligate Buyer to any material Liability and/or (B) that is not a material Contract or amendment thereof and is entered into with any customer of the Business in the ordinary course of business;

(xii)

disclose any material trade secrets of the Company or the Business;

(xiii)

notwithstanding clause (viii), modify or amend in any material respect or terminate any Business Contract with respect to any client set forth on Schedule 3.20(c);

(xiv)

enter into or amend any Contract with any Affiliate of the Company relating to the Business;

(xv)

fail to file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed or fail to pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against Company in respect of the Business, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(xvi)

fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

(xvii)

make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

(xviii)

increase, terminate, amend, or otherwise modify, in any material respect, any plan for the benefit of the employees;

(xix)

except as set forth on Schedule 6.1(b)(xix), pay any dividends or distributions, redeeming any securities, or otherwise causing assets of the Company to be distributed to any of its members;.

(xx)

fail to file, when due or required, any filings or other documents required to be filed with Authorities in order to maintain the ownership by the Company of the Intellectual Property;

(xxi)

fail to pay, discharge or satisfy any material Liability of the Business;

(xxii)

waive any right of the Company to receive any direct or indirect payment or other benefit under any material Liability owing to it;

(xxiii)

settle, release or forgive any claim or litigation or waive any right;

(xxiv)

take any other action that would cause any of the representations and warranties made by them in the Transaction Documents not to remain true and correct; or

(xxv)

commit to do any of the foregoing.

SECTION 6.2.  Consents and Approvals.  Company shall, at its expense, use commercially reasonable efforts to obtain, prior to the Closing, all necessary consents, waivers, authorizations and approvals of all Authorities, and of all other Persons, required to be obtained by the Company to effect the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 6.3.  Access to Properties and Records.  Company shall afford to Buyer, and to the accountants, counsel, employees, financing sources and representatives of Buyer, reasonable access during normal business hours throughout the period from and after the date hereof and prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 11) to all personnel, properties, books, Contracts, commitments, customers and files and records (including, but not limited to, Tax Returns) pertaining to Company or the Business, and, during such period, Company shall furnish promptly to Buyer all other information concerning Company, and the Business as Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 6.3 shall qualify any representation or warranty of the Company contained in this Agreement or in any Transaction Document and no such investigation or receipt of information shall in any way negate, diminish or modify the conditions to the obligations of Buyer or the right of Buyer Indemnified Parties to indemnification, in each case on the terms set forth in this Agreement.  Notwithstanding the foregoing, from and after the date hereof until the Closing Date, Buyer shall contact and communicate with the clients and vendors of the Company only with the prior written consent of the Company, which consent may be conditioned upon a representative of the Company being present at any such meeting or conference; provided, however, that nothing contained in the foregoing shall prevent Buyer from contacting or communicating with any clients that Buyer has an existing relationship with as of the date hereof, provided that such contact does not relate to the transactions contemplated by this Agreement.

SECTION 6.4.  Covenant Not To Compete; Non-Solicit.

(a)

For a period of three (3) years after the Closing (the “Restricted Period”), no Member shall, directly or indirectly, disclose to any Person client information, including the names, telephone numbers or addresses or biographical information of any of the clients, customers or contractors of the Buyer, Company or of its affiliates or any other information pertaining to them, including, but not limited to client compensation and fee arrangements, except to the extent that such disclosure is being made pursuant to the performance of their employment duties to Buyer and its Affiliates.

(b)

As a separate and independent covenant, subject to Section 6.4(f) below, each of the Members agrees that, during the term of such Member’s employment with Buyer and for a period of two (2) years following the expiration thereof (the “Non-Solicit Period”, it shall not, directly or indirectly (whether as a founder, owner, partner, officer, director, employee, trustee, agent, advisor, principal, substantial equity holder, contractor, consultant or other representative), solicit or accept or perform any business which is similar to, or in competition with, the Business in the Restricted Area (as hereinafter defined) from any Person who is or was a client or customer of the Company or otherwise interfere with Company’s relationship with any Person which is or was a client or customer of the Company, except in connection with the performance of its employment duties to Buyer and its Affiliates.

(c)

 As a separate and independent covenant, subject to Section 6.4(f) below, each of the Members agrees that, during the Restricted Period, it shall not, directly or indirectly, (i) engage in any activities or businesses in any capacity (including, in each case, as a founder, owner, partner, officer, director, employee, trustee, agent, advisor, principal, substantial equity holder, contractor, consultant or other representative) or establish any businesses which are similar to the Business or otherwise compete with Buyer or any of its Affiliates (including, without limitation Apache Energy Services, LLC dba AES Water Transfer Services (“AES”) or the Company) anywhere within 150 miles of the Company’s facilities in Madisonville, Texas and Kennedy, Texas (the “Restricted Area”), or (ii) otherwise assist any Person in any way to do, or attempt to do, anything prohibited by (i) above, except in connection with the performance of its employment duties to Buyer and its Affiliates.

(d)

As a separate and independent covenant, subject to Section 6.4(g) below, each of the Members agrees that, during the Non-Solicit Period, it shall not (i) directly or indirectly solicit, recruit or hire any employees of Buyer or Company or any of its subsidiaries or Affiliates, or any independent contractors, consultants or advisors that are engaged by the Company, Buyer or any of their subsidiaries or Affiliates, in each case who were employees, independent contractors, consultants or advisors of the Company or any of its subsidiaries or Affiliates prior to the Closing, (ii) solicit or encourage any employees, independent contractors, consultants or advisors to leave the employment of or engagement with Company or any of its subsidiaries or Affiliates or (iii) intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any employees, independent contractors, consultants or advisors.

(e)

The Restricted Period and the Non-Solicit Period shall be extended by the length of any period during which any Member is in breach of the terms of this Section 6.4 or the terms of an Employment Agreement.

(f)

Company acknowledges that the covenants of the Company set forth in this Section 6.4 are an essential element of this Agreement and that, but for the agreement of the Company to comply with these covenants, Buyer would not have entered into this Agreement.  Company acknowledges that this Section 6.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer.  Company has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.4 are reasonable and proper.

(g)

If any part of this Section 6.4 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to Company and the Members as so curtailed.  The provisions of this Section 6.4 shall constitute covenants independent, and in addition to, the covenants set forth in the Employment Agreement.

SECTION 6.5.  Lien Release Letters.  Without limiting anything contained herein, at or prior to the Closing, Company shall cause any and all Liens, other than Permitted Liens, to be completely and fully discharged and, on or prior to the Closing Date, Company shall deliver to Buyer a letter (each, a “Lien Release Letter” and, collectively, the “Lien Release Letters”) from each Person (including without limitation a Lien Release Letter from Cool Moss) holding any such Lien to the effect that such Lien has been completely and fully discharged and, if not filed on or prior to the Closing Date, each such Lien Release Letter shall authorize Company or Buyer (or any representative thereof) to file a termination statement in respect of such Lien in accordance with the terms of applicable law.

SECTION 6.6.  Client Terminations.  From and after the date hereof and until the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Article 13 hereof, the Members and/or the Company shall promptly provide notice to Buyer of any notices received or, to the Knowledge of the Company, threatened from (a) any client set forth on Schedule 3.20(c) or (b) any employee, agent, contractor, consultant or other representative of the Company, in each case of its intention to terminate any Business Contracts such Person is party to.

SECTION 6.7.  Confidentiality.  Following the Closing, each Member shall, and shall cause their respective Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors or other representatives (each, a “Company Representative”) to, maintain in confidence any Confidential Information, and such Confidential Information shall not be disclosed or used by any Member, Company or a Company Representative without Buyer’s prior written consent, other than disclosures (a) made in connection with the performance of a Member’s duties on behalf of or as an employee of Buyer, (b) in connection with the enforcement of rights and remedies hereunder or under any other Transaction Document or (c) pursuant to any judicial order or applicable law.  If a Member, Company or a Company Representative becomes legally compelled to disclose any such information or documents as referred to in this Section 6.7, such Member, Company or such Company

Representative shall provide Buyer, to the extent legally permissible, with prompt written notice before such disclosure to enable Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.7 or both.

SECTION 6.8.  Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date, the termination of this Agreement pursuant to Article 11 and December 31, 2013: (a) each Member and the Company shall not, and shall not permit its representatives to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Buyer and its directors, officers, employees, consultants, advisors, accountants, counsel, financing sources and representatives and agents) concerning any sale of the Interests or the assets of the Company; (b) each Member and the Company shall, and shall cause its representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any such sale; and (c) each Member and the Company shall promptly, and in any event within two (2) calendar days, communicate to Buyer the fact that an inquiry or communication concerning any such transaction which such Member, the Company or any other Person acting on behalf of such Member or the Company may receive or of which such Member or the Company may become aware. including (to the extent known) the identity of the Person making such proposal, offer, inquiry or contact and the material terms and conditions thereof.

SECTION 6.9.  Further Assurances.  From time to time after the Closing Date, at Buyer’s reasonable request and expense, each Member and the Company shall, and shall cause its representatives to, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Interests and (b) convey, transfer to and vest in Buyer and to put Buyer in possession and operating control of all or any part of the Company, including cooperating and assisting Buyer in any collection or enforcement activities, arbitration proceedings or any other actions relating to the Interests or the assets of the Company.  None of the Company or the Members shall settle any claims relating to the any of the Company’s assets or Business without the prior written consent of Buyer.

ARTICLE 7.
COVENANTS OF BUYER

SECTION 7.1.  Conduct of Business Before the Closing Date.  Buyer shall not take any action prior to the Closing Date that would cause any of the representations and warranties made by it pursuant to Article 5 not to remain true and correct.

SECTION 7.2.  Consents and Approvals.  Buyer shall, at its expense, use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Authorities, and of all other Persons, required to be obtained by Buyer to effect the transactions contemplated by the Transaction Documents.

SECTION 7.3.  Rule 144.   With a view to making available to the Members the benefits of Rule 144 and any other rule or regulation of the Securities and Exchange Commission

(“SEC”) that may at any time permit the Members to sell Shares to the public without registration, the Buyer will take all further action as a Member may reasonably request, all to the extent required from time to time to enable a Member to sell the Shares of held by it without registration under the Securities Act of 1933, as amended within the limitation of the exemption from registration provided by Rule 144.

ARTICLE 8.
TAXES

SECTION 8.1.  Transfer Taxes.  The Members shall be responsible for (and shall indemnify and hold harmless Buyer and the other Buyer Indemnified Parties against) one-hundred percent (100%) of any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable law.

SECTION 8.2.  Prorations.  All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Business for Taxable Periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and the Members based on the number of days of such Taxable Period up to and including the Closing Date (which shall be for the account of the Company) and the number of days of such Taxable Period after the Closing Date (which shall be for the account of Buyer).  With respect to Taxes described in this Section 8, the Members shall timely file all Tax Returns for the Company due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing authority payment for Taxes which are subject to proration under this Section 8.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

SECTION 8.3.  Cooperation on Tax Matters.  Buyer, on the one hand, and the Members, on the other hand, shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE 9.
CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY AND THE MEMBERS

The obligation of the Company and the Members to effect the Closing is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company or the Members in their sole discretion:

SECTION 9.1.  Representations and Warranties of Buyer.  The representations and warranties made by Buyer in Article 5 of this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties made by Buyer in Article 5 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and the Company shall have received a certificate to that effect dated the Closing Date and signed by an officer of Buyer. No information or knowledge of Members, nor the results of any due diligence or investigation by Members of the Buyer, shall affect, waive, modify, limit or diminish: (i) any representation or warranty of the Buyer contained in this Agreement or any Transaction Document; or (ii) Members’ rights to rely upon such representations and warranties of the Buyer.

SECTION 9.2.  Performance of the Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Company shall have received a certificate dated the Closing Date and signed by a duly authorized representative of Buyer to that effect.

SECTION 9.3.  No Injunction or Action.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date.

SECTION 9.4.  No Material Adverse Effect.  During the period from the date hereof to and including the Closing Date, there shall not have been a Material Adverse Effect with respect to Buyer, and Members shall have received a certificate to that effect dated the Closing Date and signed by a duly authorized representative of the Company.

SECTION 9.5.  Buyer Closing Deliverables.  Buyer shall have delivered to Members on or prior to the Closing Date:

(a)

a wire transfer of the Cash Purchase Price, as contemplated by Section 2.2(a);

(b)

the Notes, as contemplated by Section 2.2(b);

(c)

the Shares, as contemplated by Section 2.2(c)

(d)

resolutions of the Board of Directors of Buyer, certified by the Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby;

(e)

a certificate of the Secretary of Buyer, as to the incumbency of the officers executing this Agreement, and the genuineness of their signatures;

(f)

copies of all consents of any Authority or other Person, in each case required in connection with the transactions contemplated by this Agreement; and

(g)

an original signature of Buyer to this Agreement and each other Transaction Document to which such Person is a party.

ARTICLE 10.
CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to effect the Closing is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

SECTION 10.1. Representations and Warranties of the Company and the Member.  The representations and warranties made by the Company and the Members in Articles 3 and 4 of this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties made by the Company and the Members in Articles 3 and 4 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Company.  No information or knowledge of Buyer, nor the results of any due diligence or investigation by Buyer of the Company and the Members, shall affect, waive, modify, limit or diminish: (i) any representation or warranty of the Company contained in this Agreement or any Transaction Document; or (ii) Buyer’s rights to rely upon such representations and warranties of the Company and the Members.

SECTION 10.2. Performance of the Obligations of the Company.  Company shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer shall have received from Company a certificate dated the Closing Date and signed by a duly authorized representative of the Company to that effect.

SECTION 10.3. Consents and Approvals.  At or prior to the Closing, the Members shall deliver to Buyer the written consents, in form and substance reasonably acceptable to Buyer, required on Schedule 5.5, which consents shall be in full force and effect on the Closing Date.

SECTION 10.4. No Injunction or Action.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date.

SECTION 10.5. No Material Adverse Effect.  During the period from the date hereof to and including the Closing Date, there shall not have been a Material Adverse Effect, and Buyer shall have received a certificate to that effect dated the Closing Date and signed by a duly authorized representative of the Company.

SECTION 10.6. Subordination Agreements.  Each Member shall have executed and delivered to Buyer a Subordination Agreement.

SECTION 10.7. Lien Release Letters.  Company shall have delivered to Buyer the Lien Release Letters, and such Lien Release Letters shall be reasonably satisfactory in form and substance to Buyer and shall be in full force and effect on the Closing Date, including without limitation, a Lien Release Letter from Cool Moss.

SECTION 10.8. Rosenthal Consent.

Buyer shall have received consent from Rosenthal for the transactions contemplated by this Agreement;

SECTION 10.9. Employment Agreements.  Chris George shall have accepted employment with Buyer or its Affiliates effective as of the Closing and shall have executed and delivered to Buyer their counterpart signature pages to his Employment Agreement.

SECTION 10.10.  Reserved.

SECTION 10.11.Resignations.  Each of Branden Brewer and Chris George shall have resigned as managers of the Company effective as of the Closing Date.

SECTION 10.12. Audit Fees.  The Company and the Members shall have paid $5,000 to Malone & Bailey in connection with the Company Audited Financial Statements.

SECTION 10.13. Company’s and Members Closing Deliverables.  The Company and the Members shall have delivered to Buyer on or prior to the Closing Date:

(a)

a good standing certificate, dated as of a date not more than five (5) Business Days prior to the Closing Date, as to Company’s good standing and status in its jurisdiction of organization;

(b)

a copy of the resolutions duly adopted by the manager and Members of the Company, certified by the Secretary or Assistant Secretary of the Company, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, as in effect as of the Closing Date;

(c)

a certificate of the Secretary of the Company as to the incumbency of the officers executing this Agreement and the other Transaction Documents to which it is a party, and the genuineness of their signatures;

(d)

the Records forming a part of the Company’s assets;

(e)

an original signature page of the Company to this Agreement and each other Transaction Document to which it is a party;

(f)

an affidavit, stating, under penalty of perjury, the each United States taxpayer identification number and that Company is not a foreign person, pursuant to Section 1445(b)(2) of the Code;

(g)

Assignments of Interest (or such other instruments of transfer) in form and substance satisfactory to the Buyer and duly executed by each Member regarding transfer of the Interests; and

(h)

such other certificates, resolutions, instruments, documents and agreements relating to the transactions contemplated by the Transaction Documents as Buyer reasonably requests.

ARTICLE 11.
TERMINATION

SECTION 11.1. Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing Date:

(a)

by mutual agreement of each of the Company and Buyer;

(b)

by Buyer if Company or any Member has breached any representation, warranty, covenant or agreement contained in this Agreement, such that the conditions set forth in Section 10.1 or Section 10.2, as the case may be, would not be satisfied as of any date following the date hereof; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 11.1(b) if any such breach has been cured within ten (10) Business Days after written notice by Buyer to Company and the Members informing Company and the Members of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided further, that Buyer may not terminate this Agreement pursuant to this Section 11.1(b) if Buyer is then in material breach of the terms of this Agreement;

(c)

by the Company and the Members if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, such that the conditions set forth in Section 9.1 or Section 9.2, as the case may be, would not be satisfied as of any date following the date hereof; provided, however, that Company and the Members may not terminate this Agreement pursuant to this Section 11.1(c) if any such breach has been cured within ten (10) Business Days after written notice by the Company and the Members to Buyer informing Buyer of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided further, that Company and the Members may not terminate this Agreement pursuant to this Section 11.1(c) if it is then in material breach of the terms of this Agreement;

(d)

by the Company or Buyer, if (i) there shall be a final, non-appealable order of a foreign, federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Authority which would make consummation of the transactions contemplated hereby illegal;

(e)

by Buyer, if the Closing shall not have occurred on or before December 31, 2013 (the “Outside Date”); provided, however, that termination of this Agreement pursuant to this Section 11.1(e) shall not be available to Buyer if Buyer shall have failed to fulfill any material obligation imposed upon Buyer under this Agreement, which failure has been both willful and the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date; and

(f)

by the Company, if the Closing shall not have occurred on or before the Outside Date; provided, however, that termination of this Agreement pursuant to this Section 11.1(f) shall not be available to Company if Company or any of the Members shall have failed to fulfill any material obligation imposed upon Company under this Agreement, which failure has been both willful and the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.

SECTION 11.2. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, members or Affiliates, except (a) to the extent that such termination results from the material and willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, it being understood and agreed that no termination of this Agreement pursuant to this Article 11 shall relieve any party of liability for a material and willful breach of any provision of this Agreement occurring before such termination, (b) the terms set forth in this Section 11.2 and in Article 12 shall survive any such termination of this Agreement and (c) the parties shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and to enforce specifically any provision of this Agreement.

ARTICLE 12.
INDEMNIFICATION

SECTION 12.1. Survival; Related Matters.  All of the representations and warranties of the Company and the Members contained in this Agreement or in any certificate delivered by the Company or the Members pursuant hereto shall survive the Closing and remain in full force and effect until the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), at which time all such representations and warranties shall fully expire and terminate except for fraud provided that such survival for fraud shall be specific to each incident and shall otherwise vitiate the Expiration Date, and provided further that the representations and warranties set out in Section 3.9 (Tax Matters) shall survive until the expiration of the statute of limitations applicable thereto.  All of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by Buyer hereto shall survive the Closing and remain in full force and effect until the Expiration Date, at which time all such representations and warranties shall fully expire and terminate.  All covenants and agreements contained in this Agreement which are to be performed post-Closing will survive the Closing in accordance with their terms.  Any claim pending on the expiration date of the survival period for which an applicable written notice has been given in accordance with this Article 12 on or before such expiration date may continue to be asserted and indemnified against until finally resolved.

SECTION 12.2. Indemnification of Buyer.  Subject to the terms and conditions of this Article 12, from and after the Closing Date, each Member shall jointly and severally, indemnify, defend and hold Buyer or any Affiliate of Buyer and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all losses, Liabilities, damages, expenses, including reasonable attorneys’ fees, deficiencies, interest, penalties, impositions, assessments or fines (collectively, “Losses”) that any such Buyer Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a)

the enforcement by such Buyer Indemnified Party against Company or any Member of its indemnification rights under this Section 12.2;

(b)

the breach of any of the representations and warranties of the Company and the Members contained in Articles 3 and 4 or, if delivered, in the certificate of the Company delivered to Buyer pursuant to Section 10.1; or

(c)

the breach of any covenant, undertaking, agreement or other obligation of the Company set forth in this Agreement or, if delivered, in the certificate of the Company delivered to Buyer pursuant to Section 10.2; or

(d)

any Prorations under Section 8.2, any Transfer Taxes or any Taxes (including any penalties associated therewith) related to any sale taxes related to any services provided to any of the Company’s customers prior to the Closing Date.

SECTION 12.3. Indemnification of the Members.  Subject to the terms and conditions of this Article 12, from and after the Closing Date, Buyer shall indemnify, defend and hold each Member, any Affiliate of the Members and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Member Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”), harmless from and against and any all Losses that any such Member Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a)

the enforcement by such Member Indemnified Party against Buyer of its indemnification rights under this Section 10.3;

(b)

the breach of any of the representations and warranties of Buyer contained in Article 5 or, if delivered, in the certificate of Buyer delivered to Company pursuant to Section 9.1;

(c)

the breach of any covenant, undertaking, agreement or other obligation of Buyer set forth in this Agreement or, if delivered, in the certificate of Buyer delivered to Company pursuant to Section 9.2; or

(d)

any Prorations under Section 8.2, or any Taxes (including any penalties associated therewith) related to any sale taxes related to any services provided to any of the Company’s customers upon and after the Closing Date.

SECTION 12.4. Claim Procedures.

(a)

Submitting Direct Claims.  Any Indemnified Party seeking indemnification for Losses pursuant to this Article 12 (other than those arising out of Third-Party Claims) shall deliver a certificate (an “Indemnification Claim Certificate”) to the Person obligated to provide such indemnification (i) stating that such Indemnified Party has actually sustained, suffered or incurred Losses and (ii) specifying in reasonable detail the individual Losses included in the amount so stated, the date(s) such Losses were actually sustained, suffered or incurred (if determinable, and if not, then a statement to that effect), and the nature of the breach of representation and warranty, breach of covenant or other matter, as the case may be, to which such Losses relate or from which such Losses arose.  The party receiving an Indemnification Claim Certificate (the “Indemnifying Party”) may object to such claim by written notice to the Indemnified Party specifying the basis for the Indemnifying Party’s objection, within thirty (30) calendar days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim for indemnification.  No Indemnified Party shall be entitled to indemnification with respect to Losses based on Section 12.2(b) or Section 12.3(b), as the case may be, if the Indemnification Claim Certificate with respect thereto is not duly delivered to the Indemnifying Party prior to the termination of the survival period with respect to the breach upon which such claim is based as set forth in Section 12.1.

(b)

Acknowledgment of Claims.  In the event that the Indemnifying Party shall fail to object to a claim for indemnification set forth in an Indemnification Claim Certificate delivered to it pursuant to Section 12.4(a) hereof, the Indemnifying Party shall be deemed to have acknowledged its responsibility and obligation to indemnify for the Losses specified in such Indemnification Claim Certificate and shall promptly pay to the applicable Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of Losses specified therein.

(c)

Objection to Claims.  In the event that the Indemnifying Party shall, within thirty (30) calendar days following receipt of an Indemnification Claim Certificate, object (by written notice thereof delivered to the Indemnified Party) to any claim(s) set forth in such Indemnification Claim Certificate, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim(s) within a period not to exceed thirty (30) calendar days from the date such written objection is delivered to the Indemnified Party.  In the event the Indemnifying Party and the Indemnified Party cannot negotiate a written resolution to such disputed claim(s) during such thirty (30) calendar-day negotiation period, the parties may seek any remedies that may otherwise be available to them under this Agreement or otherwise.

(d)

Third-Party Claims.

(i)

Promptly after receipt by the Indemnified Party of notice of, or otherwise acquiring knowledge of the assertion of, any third party claim in respect of which the

Indemnified Party reasonably believes it is reasonably likely to be entitled to indemnification from the Indemnifying Party under this Article 12 (“Third-Party Claims”), the Indemnified Party shall promptly give notice thereof in writing to the Indemnifying Party, specifying in reasonable detail the information then available regarding the amount and nature of Losses with respect thereto; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability hereunder with respect to such Third-Party Claim, except to the extent, and only to the extent, that such failure has actually and materially prejudiced the Indemnifying Party.

(ii)

The Indemnifying Party shall have the right to assume the defense of any such Third-Party Claim (with counsel of the Indemnifying Party’s choice, approved by the Indemnified Party, which approval shall not be unreasonably withheld) and the Indemnified Party may, at its election and expense, participate in (but not control) the defense of such Third-Party Claim.  If the Indemnifying Party does not so assume the defense in a timely manner, (A) the Indemnified Party may assume and control the defense of such Third-Party Claim, in a reasonable manner, and (B) the Indemnifying Party may participate in (but not control) the defense of such action, at its election and expense.  The Indemnified Party and its Affiliates shall cooperate in good faith with respect to the defense or handling of such Third-Party Claims.  If the Third-Party Claim is, in fact, a Third-Party Claim to which the Indemnified Party is entitled to be indemnified against under this Article 12, the Indemnifying Party shall pay all costs incident to the defense of such Third-Party Claim, including attorneys’ fees, litigation and appeal expenses, settlement payments and amounts paid in satisfaction of judgments (provided, however, that such costs and amounts are reasonable to the extent not incurred directly by the Indemnifying Party).  If the Third-Party Claim is, in fact, not a Third-Party Claim to which the Indemnified Party is entitled to be indemnified against under this Article 12, the Indemnified Party shall reimburse the Indemnifying Party for all costs incident to the defense of such Third-Party Claim, including attorneys’ fees, litigation and appeal expenses, settlement payments and amounts paid in satisfaction of judgments, to the extent the Indemnifying Party paid or advanced the same (provided, however, that such costs and amounts are reasonable to the extent not incurred directly by the Indemnified Party).  Any payments required of any Indemnifying Party or Indemnified Party hereunder shall be made promptly following receipt of written demand therefor, accompanied by documentation reasonably substantiating the costs and amounts therein claimed.

(iii)

If the Indemnifying Party undertakes the defense of any such Third-Party Claim or otherwise acknowledges its obligation to indemnify any of the Indemnified Parties hereunder with respect thereto, the Indemnified Party and its Affiliates are not entitled to (and shall not) settle or release any such Third-Party Claims without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)

In no event may the Indemnifying Party’s indemnification obligations in this Section 14.5 be construed as requiring the Indemnifying Party to indemnify any Indemnified Party for any Losses to the extent resulting from the negligence or willful misconduct of the Indemnified Party or any of its Affiliates.

(f)

The Indemnified Party and its Affiliates shall use commercially reasonable efforts to mitigate any Losses that they may suffer to the extent the Indemnifying Party has an obligation to indemnify them under this Section 12.4 from and against such Losses.

SECTION 12.5. Limitations; Recourse.  Notwithstanding anything herein to the contrary:

(a)

(i) the aggregate liability of the Members for any and all claims for indemnification under Section 12.2(b) shall not exceed the aggregate amount equal to the lesser of (A) $700,000 and (B) the value of (x) the Cash Consideration; (y) the Stock Consideration and (z) the cash proceeds actually received by the Members pursuant to payments of principal under the Notes (the “Cap”) and (ii) the Members shall not be liable under Section 12.2(b) unless and until the aggregate of all such Losses exceed Forty Thousand Dollars ($40,000) (the “Tipping Basket”), at which point the Members shall be liable for all Losses relating back to the first dollar;

(b)

(i) the aggregate liability of Buyer for any and all claims for indemnification under Section 12.3(b) shall not exceed the Cap and (ii) Buyer shall not be liable under Section 12.3(b) unless and until the aggregate of all such Losses exceed the Tipping Basket, at which point Buyer shall be liable for all Losses relating back to the first dollar; and

(c)

Notwithstanding Sections 12.5(a) and (b), such limitations shall not apply to any Losses associated with any breach of the representations set forth in Section 3.9 hereof (Taxes) or in respect of any Taxes (and penalties associated therewith) relating to sale taxes in connection with services provided to the Company’s customers.

SECTION 12.6. Set Off.  The parties agree that in the event that Buyer is entitled to indemnification for Losses pursuant to Section 12.2, Buyer may offset such Losses against any amounts due under the Notes, on a pro rata basis.

SECTION 12.7. Exclusive Remedy.  The right of the parties hereto to demand and receive indemnification pursuant to this Article 12 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the transactions contemplated hereby, other than claims arising out of fraud or willful breach of this Agreement.

SECTION 12.8. Tax Treatment of Indemnity Payments.  Buyer, and each Member agree to treat any indemnity payment made pursuant to this Article 12 as an adjustment to the purchase price paid hereunder for all Tax purposes.

ARTICLE 13.
MISCELLANEOUS.

SECTION 13.1. Successors and Assigns; No Third-Party Beneficiaries.  Neither this Agreement, the Transaction Documents nor the rights and obligations hereunder or thereunder may be assigned, subcontracted or otherwise delegated or transferred by either party without the prior written consent of the other party.  All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns (and in the case of indemnities, for the benefit of all persons indemnified).  Nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person that is not a party hereto any rights, claims or remedies under or by reason of this Agreement or the other Transaction Documents, except for parties expressly entitled to the protection of any indemnification provision of this Agreement.

SECTION 13.2. Governing Law.  This Agreement shall be governed under the laws of the State of Texas, without regard to the conflicts of law provisions thereof.

SECTION 13.3. Choice of Venue.  Each of the parties hereto irrevocably submits to the jurisdiction of the state and federal courts located in the State of Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court located in the State of Texas and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 13.4. Arbitration. Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in the state of Texas in accordance with the Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION 13.5. Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Buyer agrees to pay $5,000 of the auditor fees associated with preparation of the Company Audited Financial Statements if the transactions contemplated hereby are consummated.

SECTION 13.6. Severability.  If any provision of this Agreement shall become illegal, invalid, unenforceable or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or against public policy, then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.  In lieu of each provision that becomes or is held to be illegal, invalid, unenforceable or against public policy, there shall be automatically added to this Agreement a provision as similar in substance to the objectionable provision as may be possible and still be legal, valid, enforceable and in compliance with public policy.

SECTION 13.7. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission during normal business hours, and on the day immediately following transmission if sent via facsimile after normal business hours, to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company

or Members:

Chris George/Aqua Handling of Texas

710 N. Post Oak Road, #400

Houston, Texas 77024

Branden Brewer

P.O. Box 424

Quitman, AR 72131

With a copy to:

Albert J. Thomas III

Thomas Law Firm

P.O. Box 1616

Heber Springs, AR 72543

Email: athoma@thomas-law-firm.com

If to Buyer:

HII Technologies, Inc.

710 N. Post Oak Road, #400

Houston, Texas 77024

Attention: Matthew C. Flemming

Email: matt@hemiwedge.com

Fax No.:

With a copy to:

Indeglia & Carney, P.C.

1299 Ocean Avenue, Suite 450

Santa Monica, CA

Attention: Greg Carney

Email: greg@indegliacarney.com

Fax No.: 310-458-8007

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

SECTION 1.2.  Amendments; Waivers.  This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

SECTION 1.3.  Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents contains the sole and entire agreements between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understanding, negotiations, and agreements (whether written or oral) among the parties or between any of them with respect to the subject matter of this Agreement and the other Transaction Documents.

SECTION 1.4.  Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 1.5.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

SECTION 1.6.  WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVER ANY RIGHT TO TRIAL  BY JURY IN ANY PROCEEDING ARISING OUR OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTOINS, WHETHER NOW OR EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY:

AQUA HANDLING OF TEXAS, LLC

By: /s/Branden Brewer

Name: Branden Brewer

Title: President

MEMBERS:

/s/Chris George
Chris George

/s/ Branden Brewer

Branden Brewer

BUYER:

HII TECHNOLOGIES, INC.

By: /s/Matthew Flemming

Name: Matthew Flemming

Title: President